EXHIBIT 4.6

Central Banking Center                              Bank of America (Asia) Ltd.
                                                    G/F, 9 Queen's Road Central
                                                    Hong Kong
Our Ref  :     CB/03/111
Date     :     March 31, 2003                       Tel (852) 2844 7016
                                                    Fax (852) 2844 7065

Bonso Electronics Ltd.
Unit 1106-1110, 10/F.,
Star House,
3 Salisbury Road,
Tsimshatsui, Kowloon.

Attn.: Ms. Cathy Pang - Director of Finance
-------------------------------------------

Dear Madam,

Re: Banking Facilities to Bonso Electronics Ltd.
------------------------------------------------

We are pleased to set out the terms and conditions upon which we would make available to you the following facilities (the "Facilities"), for a total amount not to exceed at any one time HK$13,000,000.00 (or the equivalent, at our spot selling rates for the time being in other freely available and convertible currencies subject, in the Bank's opinion, to such currencies being available). The terms set out in this letter supersede and replace those set out in our letter of December 31, 2001.


A.   UTILISATION

1.   Facility I - Overdraft Line ............................... HK$200,000.00
     ----------   --------------

     Within the amount stated, this facility is available for overdraft on your current account no. 295632 with us and is repayable on demand. The amount overdrawn is expected to be fluctuating provided total amount overdrawn is within the line limit and the account to have active debits and credits.

II.  Facility II - Import Line ............................... HK$6,800,000.00
     -----------   -----------

     Within the amount stated, this facility is available for:-

     1. Commercial Letters of Credit With or Without Title Documents: Issuance of sight commercial Letters of Credit, with or without title documents calling for merchandise which is contracted for on an arms-length basis and for full value. Local letters of Credit beneficiaries are to be pre-approved by us.

Borrower: Bonso Electronics Ltd.
--------------------------------

          You undertake that such credits, including the issuance of Local Letters of Credit calling for documents such as cargo receipts or local warehouse receipts, will not be used by you to refinance suppliers' credits previously extended or in respect of shipments already made, or in any way to obtain credits for merchandise which is contracted for other than on an arms-length basis and for full value, and/or

     2. Inward Bills Financing: Inward bills financing under Letters of Credit issued by us supported by title documents over the merchandise with tenors of up to 30 days, and/or

     3. Advances against Trust Receipts: Advances with tenors of up to 120 days from date of release of title documents to you against Trust Receipts covering merchandise called for in commercial Letters of Credit issued by us; and/or

     4. Shipping Guarantees under Letters of Credit: Issuance of Shipping Guarantees with tenors of up to 30 days supported by Trust Receipts covering merchandise called for in commercial Letters of Credit issued by us.

          Total tenor for each inward bills transaction is not to exceed 120 days:

III. Facility III - Export Line.................................HK$6,000,000.00
     ------------   -----------

Within the amount stated, this facility is available for:-

     1.   Indemnities for Discrepancies in Letters of Credit Documents:
          Negotiation of documentary bills under Letters of Credit with discrepancies noted on documents presented.


B.   SECURITY/SUPPORT
     ----------------

     Your obligation in respect of the Facilities is to be secured/supported by:-

     1. A Corporate Guarantee executed by Bonso Electronics International Inc. (the "Guarantor") for HK$16,000,000.00;

     which must be in a form satisfactory to us.


C.   UNDERTAKINGS
     ------------

     Applications by you to use any of the Facilities will not be accepted by us unless you comply with the following conditions/covenants and such other provisions as we may determine from time to time:-

                                 Bank of America

Borrower: Bonso Electronics Ltd.
--------------------------------

     1. You will have delivered to us the attached copy of this letter duly signed by the authorized signatory(ies).

     2. Your obligations under the Facilities must rank at all times at least pari passu with all the claims (whether present or future, actual or contingent) of your unsecured creditors other than any claims preferred solely by law.

     3. You will provide your and the Guarantor's annual audited and semi-annual financial statements within 10 months and 3 months of the relevant year end and will promptly provide any other information which we may request. Such financial statements shall be accompanied by an opinion satisfactory to the Bank. You represent that financial statements (whether audited or unaudited) delivered by you under the terms of the agreement fairly capture all material contingent liabilities in accordance with applicable accounting principles.

     4. Any finance extended to you hereunder should be made on the understanding that you will route to us your documentary export letters of credit bills of no less than HY$10,000,000.00 within the period from the date of your acceptance of this letter until the date as indicated at the third paragraph under Section E for Facility III of this same letter.

     5.   Local L/C beneficiaries are restricted to the following companies:

          (a)   Arrow / Components Agent Ltd.
          (b)   Avnet WKK Components Ltd.
          (c)   Career (Universal) Electronics Ltd.
          (d)   EDAL Electronics Co. Ltd.
          (e)   Enterprise Electronic Component Co., Ltd.
          (f)   General Glory Co., Ltd.
          (g)   Global Circuits Board Co., Ltd.
          (h)   GPI International Ltd.
          (i)   HongKong Noble Electronics Co. Ltd.
          (j)   Hong Kong Satori Co., Ltd.
          (k)   Hop Hing Industrial Co., Ltd.
          (1)   Interquip Ltd.
          (m)   Jack Tung Ltd.
          (n)   Joint Harvest Industries Ltd.
          (o)   KEC HK Corp. Ltd.
          (p)   Kingchamp Industrial Co.
          (q)   Kwang Sung Electronics HK Co .Ltd.
          (r)   Leader Printed Circuit Boards Ltd.
          (s)   Li Seng Technology Ltd.
          (t)   Philconic International Ltd.
          (u)   Sanyu Technology (H.K.) Ltd.

                                 Bank of America

Borrower: Bonso Electronics Ltd.
--------------------------------

          (v)  Sumikin Bussan International (HK) Ltd.
          (w)  Toshiba Electronic Asia Ltd.
          (x)  Weltronics Component Ltd.
          (y)  Win Industrial (HK) Co. Ltd.
          (z)  Wing Kay Industrial Co.
          (aa) Wui Lee Metals Co. Ltd.

     6. You represent and warrant that acceptance of the Facilities on the terms and conditions set out herein and utilization of the Facilities does not and will not exceed your objects or powers or the powers of your directors, including, without limitation, any limit on your or your directors' power to borrow.

     7. You agree that we may provide any person proposing to give a guarantee or third party security in relation to the Facilities (a "Surety") or the legal advisers of any Surety with (i) a copy of this letter and any document in connection with the Facilities evidencing the obligations to be guaranteed or secured, (ii) a copy of any formal demand for overdue payment that is sent to you if you fail to settle any overdue amount in connection with the Facilities following customary reminder and (iii) a copy of the latest statement of account provided to you (if any) in connection with the


D.   INTEREST, CHARGES, OTHER TERMS AND CONDITIONS
     ---------------------------------------------

     Any financing extended by us will be subject to the following interest rates and/or commissions and/or charges determined by us and documentation in form and substance satisfactory to us, containing other provisions to be prescribed by us at the time of any application by you to use any of the Facilities.

     1. In respect of Overdraft Line (Facility I), interest is calculated on a daily basis and charged at the higher of (1) the prime rate for lending Hong Kong dollars as published and/or announced and/or applied by Bank of America (Asia) Ltd. from time to time or (2) 0.5% per annum plus one-month Hong Kong Interbank Offered Rate (quoted on Reuters monitor screen at or about 11:00 a.m. on the relevant day), in each case as determined by the Bank, subject to fluctuations at our discretion and is payable monthly in arrears.

     2. In respect of Import and Export Line (Facility II and III), interest is calculated on a daily basis and charged at:

          (i) to the extent the amounts outstanding are denominated in Hong Kong dollars, 2% per annum plus Hong Kong Interbank Offered Rate (quoted. on Reuters monitor screen at or about 11:00 am. on the relevant day), in each case as determined by the Bank and/or

                                 Bank of America

Borrower: Bonso Electronics Ltd.
--------------------------------

          (ii) to the extent the amounts outstanding are denominated in currencies other than Hong Kong dollars, 2% per annum plus Singapore Interbank Offered Rate (quoted on Reuters monitor screen at or about 11:00 a.m. on the relevant day), in each case as determined by the Bank.

          subject to fluctuations at our discretion and is payable in arrears.

     3. Please note that the rates, commissions and other charges are subject to changes at our discretion.


E.   APPLICATIONS AND OTHER CONDITIONS
     ---------------------------------

     Each application by you to use the Facilities in whole or in part shall be a request by you to us to extend financing on the terms set out or referred to above. No commitment by us to extend financing shall arise until any application by you is accepted by us either expressly or by our extending finance to you. Local and Euro currency borrowings are subj ect to availability of funds at the time requested.

     Such applications shall be made, where applicable, on our standard forms and supported by such documentation as we may require in a form satisfactory to us.

     Applications made after March 31, 2004 to use Facilities 1, II and III on the terms set out herein will not normally be considered by us but if we accommodate your request after such date, then all terms set out or referred to herein shall apply to such accommodation.

     Any finance so extended shall in addition be subject to and in accordance with the terms set out in all current standard agreements and other documentation signed by you or on your behalf applying generally to credit and other banking facilities and accommodation and banking services granted or continued by us to you including, without limitation the General Agreement by Customer(s).

     Notwithstanding any other provision of this letter, all of your liabilities hereunder whether actual or contingent will, on demand by us at our absolute discretion, become immediately due and payable together with accrued interest and the Facilities will thereafter be cancelled if we, at any time, serve a notice upon you terminating the Facilities and requiring payment.


F.   LAW AND JURISDICTION
     --------------------

     This letter will be governed by and construed in all respects in accordance with the laws of Hong Kong. Upon acceptance of the terms and conditions of the Facilities you irrevocably submit for our benefit to the non-exclusive jurisdiction of the Hong Kong courts.

                                  Bank of America

Borrower: Bonso Electronics Ltd.
--------------------------------

Please confirm your agreement to the foregoing terms and conditions of the Facilities by signing and returning to us the enclosed duplicate copy of this letter at your earliest convenience and in any event not later than April 30, 2003. Notwithstanding your failure to return this letter, the use of the Facilities by you shall be deemed as your acceptance of all terms and conditions as stated.


Yours faithfully,
For and on behalf of
BANK OF AMERICA (ASIA) LTD.
Central Banking Center



/s/  Kamman Chu                             /s/  Alfred Lau
-----------------------------               -------------------------------
     Kamman Chu                                  Alfred Lau
     Assistant Vice President                    First Vice Preside & Manager

We confirm our agreement to the terms and conditions of the Facilities set out in a letter to us from Bank of America (Asia) Ltd. of which this is a copy.


Borrower:
For and on behalf of
Bonso Electronics Ltd.



/s/ Anthony So
-----------------------------
Date


AL/KC/RqW/sl
                                       -6-

                                  Bank of America